EX-16.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Nationwide Mutual Funds of our report dated December 19, 2018, relating to the financial statements and financial highlights, which appears in the Nationwide Destination 2010 Fund and Nationwide Destination Retirement Fund’s (formerly known as, Nationwide Destination 2015 Fund) Annual Report on Form N-CSR for the year ended October 31, 2018.  We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
September 27, 2019